150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20180414530-78
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time: 09/21/2018 9:22 AM
	Entity Number: E0497562013-4

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Gulf West Security Network, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATIONS, PREFERENCES,
RIGHTS AND LIMITATIONS
OF SERIES C PREFERRED STOCK

1.1. DESIGNATION AND NUMBER OF SHARES. 1 share of Series C Preferred Stock is designated pursuant to Article Fourth of the Corporation's Amended and Restated Articles of Incorporation (the "Series C Preferred Stock").

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3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATIONS, PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES C PREFERRED STOCK (continued)

1.2 CONVERSION RIGHTS. Shares of Series C Preferred Stock shall not be convertible into any other shares of capital stock of the Corporation.

1.3 VOTING RIGHTS.

(a) Shares of Series C Preferred Stock shall entitle the holders the right to vote, either together with holders of the Corporation's common stock, or as a separate class of shares, on any matter upon which the shareholders of common stock of the Corporation may vote, including but not limited to any resolutions purporting to vary any of their rights or create any class of capital stock ranking in priority to them or effect any reorganization which would disadvantage the Shares relative to the shares of the Corporation's common stock;

(b) Shares of Series C Preferred Stock, in aggregate, shall have voting rights equal to 50.1% of the sum of: a) all shares of Common Stock issued and outstanding at time of voting; plus b) the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting;

1.4 LIQUIDATION RIGHTS. In the event of a liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holder(s) of the Series C Preferred Stock shall not be entitled to receive any of the assets of the Corporation;

1.5 DIVIDENDS. Shares of Series C Preferred Stock shall not entitle the holder(s) thereof to receive dividends, whether in cash, property, or in securities of the Corporation;